Exhibit 10.2

SPX Corporation Executive Long-Term Disability Plan

Plan Document

Effective January 1, 2006

Table of Contents

Table of Contents	2
Schedule of Benefits	4
Eligibility	5
Effective Date of Coverage	5
Cost of Coverage and Payments	5
Definition of Disability	5
What’s Not Covered	5
Receiving Your Benefit	5
Waiting Period	6
Benefit Amount	6
Social Security Assistance Program	7
Maximum Benefit Period	7
Pre-existing Condition	8
Rehabilitation Benefit	8
Family Care Expense Benefit	8
Coordination with Other Income Benefits	9
Effect on Other Benefits	9
When Benefits End	10
When Your Eligibility for Executive LTD Coverage Ends	11
Returning to Work	11
Family and Medical Leave Act of 1993 (FMLA)	11
Recurrent Disability	11
Claim Filing Procedure	11
Filing a Claim	11
When You Can Expect to Learn if Benefits Have Been Approved	12
How You Will Learn of a Benefits Determination	12
How You Appeal Benefit Denials	12
General Provisions	14
Administration of the Plan	14
Benefits Not Transferable	14
Cancellation of Coverage	14
Clerical Error	14
Conformity with Statutes	15
Effective Date of the Plan	15
Incapacity	15
Limits on Liability	15
Lost Distributees	15
Misrepresentation	15
No Fault Coordination	15
Examinations Required by the Plan	15
Plan Is Not a Contract	16
Plan Modification and Amendment	16
Plan Termination	16
Recovery of Overpayment	16
Time Effective	16
Workers’ Compensation Not Affected	16
Administrative Information	17
Glossary of Terms	18

Using This Booklet

This benefits booklet provides information about the SPX Corporation Executive Long-Term Disability (Executive LTD) Plan (the Plan) effective for disabilities beginning on or after January 1, 2006.  It describes the most important features of the Plan in detail, including eligibility and benefit amounts.  This booklet also includes information on filing claims and coordinating benefits with those from other income sources.  This information may not apply to employees of particular SPX divisions or business units.  This booklet is the official Plan document for the SPX Corporation Executive Long-Term Disability Plan.

Care has been taken to explain the Plan as clearly as possible.  Executive LTD benefits provide financial security in case of illness or injury.  For a thorough understanding of how the Plan works, be sure to consult the “Schedule of Benefits” and the “Glossary of Terms”, as well as the body of this booklet.

Italicized words are defined terms that are either defined in the text or can be found in the “Glossary of Terms” section of this booklet.

Please keep this booklet for your future reference.

Schedule of Benefits

The following “Schedule of Benefits” is designed as a quick reference.  For complete provisions of the Plan’s benefits, refer to the following sections:  “Receiving Your Benefit”, “Benefit Amount”, and “Maximum Benefit Period”.

	Benefit Amount	Duration
After 26 weeks of continuous disability as defined in the Plan (except mental/nervous, neuromusculoskeletal or soft tissue disorders without objective medical evidence, or chronic fatigue syndrome)	60% of the following: • pre-disability annual base pay, minus $200,000 • plus *target bonus, minus $200,000	Until no longer disabled or age 65, whichever is earlier.

After 26 weeks of continuous disability as defined in the Plan for mental/nervous, neuromusculosketal or soft tissue disorders without objective medical evidence, or chronic fatigue syndrome	60% of the following: • pre-disability annual base pay, minus $200,000 • plus *target bonus, minus $200,000

24 months from the onset of disability (generally 18 months from the start of long-term disability benefits), unless confined to a hospital or other institution, or the disability results from schizophrenia, bipolar disorder, dementia, or organic brain disease.

Participation in an approved Rehabilitation Services Program while receiving long-term disability benefits under this Plan	70% of the following: • pre-disability annual base pay, minus $200,000 • plus *target bonus, minus $200,000	Until participation in Rehabilitation Services Program ends.

Day care expenses necessary for participation in an approved Rehabilitation Services Program	Reimbursement of expense incurred, up to $250 per month per eligible family member. You are only eligible for one family care expense benefit from all applicable SPX disability plans.	Until participation in Rehabilitation Services Program ends.

Pay from a modified job, an alternate job or from part-time work while you remain disabled under the Plan

1st 18 months of long-term disability benefits:  No reduction in Executive LTD benefits unless your Executive and other SPX LTD benefits combined with income from employment exceed your pre-disability earnings.

After 18 months of Executive LTD benefits, Executive LTD benefits are reduced by 50% of income from other employment to a combined total of no more than 100% of your indexed pre-disability earnings.

Until you cease other employment while still covered by the Plan or until you are no longer determined to be disabled under the Plan.

*For purposes of determining the Benefit Amount, the portion of the target bonus in excess of 100% shall not be considered.

Eligibility

An employee shall become a participant in the Plan upon designation as such by the Board of Directors (the “Board”) or the Compensation Committee of the Board of Directors (the “Committee”).

Effective Date of Coverage

If you are designated to participate in the Plan, you are covered under the Plan effective as of your date of hire, or appointment by the Board or the Committee to participate, whichever is later.

Cost of Coverage and Payments

The Employer pays the full cost of your Executive LTD coverage.  Because the Employer pays for this benefit, benefits from the Plan are subject to certain taxes when received.

Executive LTD benefit payments are made by GatesMcDonald (parent company Nationwide) monthly and are mailed to your home address.

Definition of Disability

You are considered disabled under this Plan if, due to a non-work-related illness or accidental injury, you are receiving appropriate care and treatment from a physician on a regular basis and:

•                  for the first 24 months from the onset of the disability, you are not able to earn 70% of your pre-disability base pay from your regular occupation in the local economy; or

•                  beyond 24 months, you are not able to earn 60% of your pre-disability base pay at any occupation for which you are reasonably qualified in the local economy.

The determination of whether you are disabled, including (without limitation) if you are receiving “appropriate care and treatment” is made by SPX and the Claims Administrator.  Your occupation is broader than your specific job.  It refers to the activities you regularly perform that serve as your source of income.  It is not limited to your specific position at SPX.

The Plan contains a pre-existing condition limitation.  Please refer to the section of this document entitled, “Pre-existing Condition.”

What’s Not Covered

The Plan does not cover disabilities due to:

•                  Work-related injuries or illnesses;

•                  War or act of war or while you are in the military service of any country at war;

•                  Commission of a felony;

•                  Elective medical or surgical care for cosmetic reasons; or

•                  Any pre-existing condition until the requirements for coverage of the condition have been met.

Receiving Your Benefit

To receive benefits under the Plan, you must

•                  be disabled as defined by the Plan;

•                  provide proof of your disability;

•                  be receiving appropriate care and treatment from a physician;

•                  submit the information requested by the Claims Administrator

•                  comply with a reasonable course of treatment;

•                  comply with any rehabilitation, modified work, or retraining programs offered to you;

•                  undergo an independent medical examination or other examinations at the Claims Administrator’s request;

•                  inform the Claims Administrator of any other income you’re receiving that is listed under “Coordination with Other Income Benefits” in this document; and

•                  apply for Social Security Disability Income benefits, other disability benefits to which you’re entitled or other benefits to which you are entitled that may reduce or offset your Executive LTD benefit, in a timely manner.

Waiting Period

The waiting period begins the day you become disabled and is a period of 26 weeks during which benefits are not payable from the Plan.  If you return to work for 30 days or less during the waiting period, those days will count toward the waiting period.  However, if you return to work for more than 30 days before satisfying the waiting period, you will have to complete a new waiting period.  If you work part–time as part of a rehabilitation services program, that time counts toward the waiting period.

Benefit Amount

Your Executive LTD benefits are based on your earnings prior to your disability.  The Plan provides a benefit equal to 60% of your pre-disability earnings.  Your Executive LTD benefit is based on your pre-disability earnings as of your last day worked.

If you are participating in an approved rehabilitation services program, your Executive LTD benefit will be increased to 70%. In addition, you may receive monthly payments of up to $250 per eligible family member for family care expenses.  Please see the Rehabilitation Benefit section of the Plan for more information.

How can the Claims Administrator help with Social Security Benefits?

The Plan will provide a Social Security Assistance Program, as described below.  Under this program, while you remain disabled as defined by the Plan, the Claims Administrator will provide assistance with the following:

•                  Selecting the best time to apply

•                  Providing you with a list of information Social Security will require when you apply

•                  Expert assistance throughout the application process

•                  Expert guidance through the appeal process, if your situation warrants continuing the appeal process

•                  Assistance during the appeal process may include:  reconsideration by the Social Security Administration, a hearing before an administrative law judge, review by an Appeals Council within the Social Security Administration, a civil suit in Federal Court, or referral to an attorney who specializes in Social Security law.  (The cost for the attorney may be deducted from the amount of your repayment to the Claims Administrator if Social Security disability benefits are awarded.)

Social Security Assistance Program

Why apply for Social Security Disability Benefits?

Protects Your Retirement Benefit

When you are approved for Social Security disability benefits, the Social Security Administration will freeze your base pay record as of the date Social Security determines that your disability began.  This means that the time you are unable to work because of your disability will not be counted against you in calculating your base pay for retirement and for survivors’ benefits.

Provides Medicare Protection

Once you have received 24 months of Social Security disability benefits, you will have Medicare protection for hospital expenses.  You will also be eligible to apply for the medical insurance portion of Medicare.

Trial Work Period

Social Security provides a trial work period for purposes of rehabilitation for disabled workers who return to work while still disabled.  Full Social Security checks can continue for up to 9 months during the trial work period.

No Reduction in Executive LTD Benefits for Cost-of-Living Increases

Your Executive LTD benefit will be reduced by the amount of the Social Security benefit provided to you and your dependents when it is first awarded.  However, future cost-of-living increases to your Social Security benefit or to that of your dependents will not further reduce your Executive LTD benefit.

Maximum Benefit Period

Benefits are available until the earlier of

•                  the end of your disability, or

•                  age 65, provided you become disabled prior to age 60.

If you become disabled at or after age 60, you receive benefits according to the following schedule:

If you become disabled at age...	Your maximum benefit period is...
60	60 months
61	48 months
62	42 months
63	36 months
64	30 months
65	24 months
66	21 months
67	18 months
68	15 months
69 and over	12 months

Executive LTD disability benefits are limited to 18 months of benefit payments during a lifetime if you become disabled due to any of the following, unless you are confined in a hospital or other institution, or the disability results from schizophrenia, bipolar disorder, dementia, or organic brain disease:

•                  Mental or nervous disorder (except as noted above);

•                  Alcohol, drug, or substance abuse or dependency;

•                  Neuromusculoskeletal or soft tissue disorder, unless there is objective medical evidence of certain conditions; or

•                  Chronic fatigue syndrome and related conditions.

In addition, benefits for a disability due to alcohol, drug, or substance abuse or dependency will not continue beyond the earlier of the following:

•                  The date 18 monthly Executive LTD benefit payments have been made;

•                  The date participation in a rehabilitation services program ends;

•                  The date of refusal to participate in an available rehabilitation services program; or

•                  The date a rehabilitation services program is completed.

Pre-existing Condition

An injury, illness, or pregnancy for which an employee, in the three months before coverage by this Plan:

•             received medical treatment, consultation, care, or services;

•             took prescription medications or had medications prescribed; or

•                  had symptoms or conditions that would cause a reasonable, prudent person to seek diagnosis, care, or treatment.

The Plan will not provide benefits for the pre-existing condition or a related condition unless the onset of disability related to the pre-existing condition occurs more than 12 months from the 1st day the employee was covered by the Plan.

If you join SPX through a merger or acquisition, the pre-existing condition limitation will be waived if you were enrolled in an LTD plan with the former company.

Rehabilitation Benefit

The Plan is designed to support your efforts to return to productive work.  The Claims Administrator will assess whether vocational rehabilitation services will assist you to return to work.  The rehabilitation services program is tailored to your situation and may include retraining, vocational analysis, counseling, job seeking skills, and job modification services.  You will receive an additional 10% disability benefit while you are actively participating in an approved rehabilitation services program.  You may be referred to professionals, including registered nurses, therapists, and vocational rehabilitation counselors.

If you participate in the rehabilitation services program, during the first 18 months after the waiting period, your benefits under the Plan will not be reduced by base pay from other employment — unless the combined total, including other SPX LTD benefits, would exceed 100% of your pre-disability earnings.  Following that 18-month period, benefits under the Plan will be reduced by 50% of earnings from other employment, to a combined total of no more than 100% of your indexed pre-disability earnings.

Family Care Expense Benefit

If you participate in an approved rehabilitation services program, you may be eligible for a family care expense benefit of up to $250 per month per eligible family member.  If you require assistance with day care expenses for your dependent children under age 13 or another physically or mentally impaired dependent family member for whom you provide care, who lives in your household and is chiefly dependent on you for support, so you can attend classes or treatments, you should discuss the situation with the Claims Administrator.  You are eligible for this benefit during the first 18 months you are receiving benefits from the Plan.  You are only eligible for one family care expense benefit from all applicable SPX disability plans.

Coordination with Other Income Benefits

The amount of your Executive LTD benefits will be reduced by other income benefits to the extent any other SPX LTD plan is not already offset by such other income benefits.  Other income benefits include, but are not limited to the following:

•                  Any sick pay or other salary continuation paid to you by SPX;

•                  Workers’ Compensation benefits;

•                  Unemployment compensation benefits;

•                  Any state or federal disability benefits;

•                  Automobile no-fault wage replacement benefits;

•                  Wage replacement benefits recovered from a third party;

•                  Any benefit received from the SPX Supplemental Retirement Plan for Top Management;

•                  Any benefit from a defined benefit pension plan to which SPX has contributed;

•                  Any benefit from the SPX Corporation Supplemental Individual Account Retirement Plan; or

•                  Any Social Security benefits that you or your dependents are eligible for due to your disability or age (Please note that you must apply for Social Security benefits and provide proof of application to Human Resources.).

To the extent that any of the above payments are made in a lump sum but are intended to provide coverage over an extended period of time, such as a lump-sum pension payment, the payment will be treated for purposes of this Plan as if it had been paid over the expected duration of the period.  For example, a lump-sum pension payment will be treated as if it were paid out in equal monthly installments over the remainder of your expected life span, as determined by the Claims Administrator.  Your Executive LTD benefit payment would be reduced by the monthly installment amount.

Effect on Other Benefits

Participants who are receiving Executive LTD benefits while employed by SPX and who are on “inactive” employment status will continue to be eligible for many SPX employee benefits.

Effect of LTD Status on Certain Health and Welfare Benefit Plans

Benefits for which employees continue to make contributions:

•                  Medical;

•                  Dental;

•                  Supplemental Life Insurance (including supplemental employee, spouse, and child life insurance);

•                  Supplemental AD&D insurance; and

•                  Vision.

Status of Other Health and Welfare Benefit Plans

Benefits for which SPX will continue to pay in full while you are receiving Executive LTD benefits and are on “inactive” employment status:

•                  Basic Life insurance;

•                  Basic AD&D insurance; and

•                  Employee Assistance Program

Extending Life Insurance without Premiums

If you are under age 60 when you are disabled, you may be eligible to apply for a waiver of premium for the employee Supplemental life insurance in which you were enrolled at the onset of your disability (a “waiver of premium” means your life insurance coverage continues but you are not responsible for monthly premiums.).  Refer to the terms of the SPX Supplemental Life Insurance and Accidental Death and Dismemberment Plan for more information.  The life insurance carrier must receive your application no later than twelve months after your last day worked.

Date Your Employment Terminates

Should you remain disabled, your employment status ordinarily will continue to be “inactive” until 24 months from the onset of disability but remains subject to the Company’s right, at its discretion, to terminate the employment relationship sooner.  At that time, your employment will terminate and you may be eligible for COBRA continuation coverage for your medical, dental, and vision plans, for which you are enrolled in.  You may convert your Basic Life Insurance to an individual policy; please refer to the terms of the SPX Corporation Life Insurance and Accidental Death and Dismemberment Plan. Your termination of employment does not affect your eligibility for continued Executive LTD benefits.

When Benefits End

If you have been receiving Executive LTD benefits, your Executive LTD benefits will stop when any of the following occurs:

•                  You are no longer disabled, as determined by the Claims Administrator;

•                  You are no longer receiving regular, appropriate care and treatment from a physician;

•                  You are released to return to work;

•                  during the first 24 months from the onset of disability at your occupation at a rate of pay that is at least 70% of your pre-disability base pay, or

•                  after 24 months from the onset of disability at a comparable occupation for which you are reasonably qualified at a rate of at least 60% of your pre-disability base pay. (A comparable occupation is one that you are medically able to perform and for which you are qualified based on previous training, education, or experience);

•                  You have exceeded the maximum benefits available under the Plan;

•                  You reach age 65, unless your disability began after age 60, in which case, benefits could continue until a later date;

•                  You refuse to be examined by an independent physician or participate in other examinations, functional capacities assessments, transferable skills analyses, as required by the Claims Administrator;

•                  You refuse an offer or fail to continue to participate in a program of modified duty, rehabilitation, limited duty, or alternative employment;

•                  You fail to provide medical documentation of your disability;

•                  You fail to comply with a reasonable course of medical treatment;

•                  SPX terminates the Plan;

•                  You fail to return to work when released by a physician; or

•                  You die.

When Your Eligibility for Executive LTD Coverage Ends

Your Plan coverage ends on the earliest of the following:

•                  You are no longer eligible for coverage;

•                  You transfer to a non-eligible employee group or your participation was discontinued by the Board or the Committee;

•                  Your approved leave of absence ends;

•                  You are laid off; or

•                  Your employment with SPX ends.

Returning to Work

The Plan emphasizes returning to work as soon as medically appropriate.  You may be released to return to your regular job, or another job for which you are qualified.  If you return to work at SPX in a modified job, an alternate job or on a part-time basis, your pay will be set at the regular pay rate for the work performed.  The difference between that pay rate and your pre-disability earnings for the hours you work will be paid through the Plan and coordinated with any other SPX LTD plan.  The hours you are not able to work will be paid at your Executive LTD benefit level.

Family and Medical Leave Act of 1993 (FMLA)

The Family and Medical Leave Act (FMLA) is a federal law that sets standards for family and medical leave and protects your benefit coverage while on such leave.

Recurrent Disability

If you begin receiving Executive LTD benefits, return to full-time work for six months or less and then take disability leave again due to the same condition or a related condition, it is considered a recurrent disability.  A recurrent disability is an illness or injury related to a prior disability that recurs within six months.  If your illness or injury is a recurrent disability, you are eligible to receive the balance of the disability pay for which you were eligible.  You need not satisfy a new waiting period.

If you return to work for more than six months and then take disability leave again, it will be treated as a new disability claim, even if the condition is related to your earlier disability, and you will be required to satisfy a new waiting period.

If you were receiving Executive LTD disability benefits, return to work for at least one full calendar day and become disabled due to a medically unrelated condition, the second disability period is treated as a new period of disability.

Claim Filing Procedure

Filing a Claim

A claim for benefits is a request for a Plan benefit or benefits, made by you or by your representative, that complies with the Plan’s procedure for making benefit claims.  The procedure for filing a claim is to contact the Claims Administrator when you have been receiving short-term disability benefits under the SPX Corporation Short-Term Disability Plan for three months and apply for benefits under this Plan.

When You Can Expect to Learn if Benefits Have Been Approved

The Claims Administrator will notify you of the Plan’s benefit determination within a reasonable period of time after receipt of the application, but not later than 45 days after receipt of the application by the Plan.  This period may be extended by the Plan for up to 30 days provided that the extension is necessary due to matters beyond the control of the Plan and the Claims Administrator notifies you prior to the expiration of the initial 45-day period.  The notice will state the reason for the extension and the date by which the Plan expects to render a decision.  If, prior to the end of the first 30-day extension period, the Claims Administrator determines that, due to matters beyond the control of the Plan, a decision cannot be made within that extension period, the Plan may take another 30-day extension.  Again, the Plan must notify you of the reasons for the extension and the date on which the Plan expects to render a decision.  If the extension is necessary due to your failure to submit the information necessary to determine your qualification for Executive LTD benefits, the notice of extension will describe the required information.  You will then have 45 days from receipt of the notice within which to provide the specified information.

How You Will Learn of a Benefits Determination

The Claims Administrator will provide you with written notification of the Plan’s benefit determination.  If benefits are denied, you will be informed of:

•                  the specific reasons for the denial;

•                  reference to the specific Plan provisions on which the determination is based;

•                  a description of any additional material or information necessary for you to complete the claim and an explanation of why such material or information is necessary;

•                  a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of your right to bring a civil action following an adverse benefit determination on review;

•                  if an internal rule, guideline, protocol, or other criterion was relied upon in the decision-making, either (1) a copy of such rule, guideline, or protocol or (2) a statement that a copy of such rule, guideline, or protocol will be provided to you free of charge upon request; and

•                  if the denial was based on a medical necessity or experimental treatment or similar exclusion or limit, either (1) an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to your medical circumstances, or (2) a statement that such explanation will be provided free of charge upon request.

How You Appeal Benefit Denials

If you wish to appeal an adverse benefit determination, you must do so within 180 days of receiving the benefit denial/adverse benefit determination.  Your appeal should be addressed to the Claims Administrator at the address shown in the back of this booklet.  Correspondence should include your Social Security number, your name, the claim information, and the service dates in question.  State the reason(s) for disagreement and attach any relevant information, such as additional medical evidence.  You will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for Executive LTD benefits.  You will be notified within 45 days of the date the Claims Administrator receives your appeal of the outcome of your appeal.  If the Claims Administrator determines that an extension of time for processing the claim is necessary, written notice will be furnished prior to the termination of the initial 45-day period.  In no event will the extension exceed 45 days from the end of the initial 45-day period.  The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Plan expects to return a determination.

In the case of an adverse decision, the notification will include:

•                  the specific reasons for the adverse determination;

•                  reference to the specific Plan provisions on which the benefit determination is based;

•                  a statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents and records relevant to your claim for benefits, without regard to whether such records were considered or relied upon in making the adverse benefit determination on review, including any reports, and the identities, of any experts whose advice was obtained;

•                  a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of your right to bring a civil action following an adverse benefit determination on review;

•                  if an internal rule, guideline, protocol, or other criterion was relied upon in the decision-making, either (1) a copy of such rule, guideline, or protocol or (2) a statement that a copy of such rule, guideline, or protocol will be provided free of charge to the claimant upon request;

•                  if the adverse benefit determination was based on a medical necessity or experimental treatment or similar exclusion or limit, either (1) an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or (2) a statement that such explanation will be provided free of charge upon request

How You Appeal A Second Time

If your first level appeal is denied, you may appeal a second and final time.  You must do so within 180 days of receiving the adverse response to your appeal.  Your second level appeal should be addressed to the SPX Administrative Committee, 13515 Ballantyne Corporate Place, Charlotte, NC  28277.  Correspondence should include your Social Security number, your name, the claim information, and the service dates in question.  State the reason(s) for disagreement and attach any relevant information, such as additional medical evidence.  You will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for Executive LTD benefits, including information about your first appeal, including the names and credentials of experts who advised the Plan on your benefits.  If your appeal requires a medical judgment, the SPX Administrative Committee will consult with independent (i.e., separate from any professionals consulted on the earlier adverse determinations) health care and/or vocational professionals about the circumstances surrounding your claim and will provide you with the names of medical or vocational experts whose advice was obtained on behalf of the Plan.

You will be notified within 45 days of the date the SPX Administrative Committee receives your second appeal of the outcome of such appeal.  If the SPX Administrative Committee determines that an extension of time for processing the claim is necessary, written notice will be furnished prior to the termination of the initial 45-day period.  In no event will the extension exceed 45 days from the end of the initial 45-day period.  The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Plan expects to return a determination.

Notification of Outcome of 2nd Level Appeal

The SPX Administrative Committee will provide you with written notification of a Plan’s benefit determination on review.  In the case of an adverse decision, in addition to the information required to be included in the notification of denial of the first appeal, the notification of denial of the second appeal will also include:

•                  a statement describing any voluntary appeal procedures offered by the Plan and your right to obtain the information about such procedures;

•                  a statement of your right to bring a civil action following an adverse benefit determination on review;

•                  you and the Plan may have other voluntary alternative dispute resolution options, such as mediation.  One way to find out what may be available is to contact your local U.S. Department of Labor Office and your state insurance regulatory agency.

General Provisions

Administration of the Plan

SPX is the Plan Administrator.  The Plan Administrator has full charge of the operation and management of the Plan.  SPX has retained the services of an independent Claims Administrator.

The Plan Administrator or its agent or delegate, has the absolute authority and discretion to:

•                  Interpret the terms of the Plan, including the Plan’s eligibility provisions and its provisions relating to qualification for and accrual of benefits;

•                  Resolve ambiguities in the Plan;

•                  Adopt, amend and rescind rules and regulations pertaining to its duties under the Plan; and

•                  Make all determinations necessary or advisable for the discharge of its duties under the Plan.

Benefits shall be paid under this Plan only if the Plan Administrator, in its sole discretion, determines that you are entitled to them.  The Plan Administrator’s decision is final and binding on all parties.

SPX has delegated the responsibility for reviewing initial appeals of adverse benefit determinations to the Claims Administrator.  The SPX Administrative Committee, or a subcommittee thereof, will review all second level appeals.  The SPX Administrative Committee, or subcommittee thereof, can interpret the Plan terms and determine eligibility for and entitlement to Plan benefits in accordance with the Plan terms.

Benefits Not Transferable

Except as otherwise stated, no person other than an eligible employee is entitled to receive benefits under this Plan.  The right to receive benefits is not transferable.

Cancellation of Coverage

If you make a material misrepresentation on a claim for this Plan’s benefits, SPX may cancel coverage, effective on or anytime after the date of the claim, without giving advance notice.

If you no longer meet the eligibility requirements, coverage is cancelled automatically.  (See the “Eligibility” section.)

Cancellation of coverage is effective on the date of cancellation and ends all rights under this Plan.

Clerical Error

No clerical error on the part of SPX or the Claims Administrator will operate to defeat any of the rights, privileges, services, or benefits of any employee, nor create or continue coverage that would not otherwise validly become effective or continue.  An equitable adjustment of benefits will be made when the error or delay is discovered.

Conformity with Statutes

Any Plan provision that conflicts with statutes applicable to this Plan is amended to conform to the minimum requirements of said statute(s).

Effective Date of the Plan

The effective date of the Plan is January 1, 2006.

Incapacity

If, in SPX’s opinion, a covered person for whom a claim has been made is incapable of furnishing a valid receipt of payment and, in the absence of written evidence to the Plan of the qualification of a guardian or personal representative for his or her estate, SPX may on behalf of the Plan, at its discretion, make any and all such payments to the service provider or other person providing for the care and support of such person.  Any payment made will constitute a complete discharge of the Plan’s obligation for such payment.

Limits on Liability

Liability is limited to benefits specified in the Plan.  SPX will not be liable for the negligence, wrongful act or omission of any service provider or their employees or any other person.  The Plan liability will be limited to the benefits described herein.

Lost Distributees

Any payable benefit will be deemed forfeited if:

•                  The Plan Administrator cannot locate the covered person to whom payment is due, and

•                  Such benefits would be reinstated if the covered person submits a claim for the forfeited benefits within the time prescribed in the “Claim Filing Procedure” section.

Misrepresentation

If the covered person or anyone acting on behalf of the covered person makes a false statement on the claim, or withholds information with intent to deceive or affect the acceptance of the claim or the risks assumed by the Plan, or otherwise misleads the Plan, the Plan will be entitled to recover its damages, including legal fees, from the covered person, or from any other person responsible for misleading the Plan, and from the person for whom the benefits were provided.  Any material misrepresentation on the part of the covered person in making application for claims will render the coverage under this Plan void.

No Fault Coordination

This Plan shall be secondary in coverage to any no fault automobile insurance policy, regardless of any election made to the contrary to you, your spouse or your dependents.

Examinations Required by the Plan

The Plan, at its own expense, will have the right to require a physical examination, a functional capacities assessment, a transferable skills analysis, or other examinations relevant to a claim of a person receiving benefits or for whom a claim for benefits is pending under this Plan when and as often as it may reasonably require during the pendency of a claim.

Plan Is Not a Contract

The Plan will not be deemed to constitute a contract between SPX and any employee or to be a consideration for, or an inducement or condition, of, the employment of any employee. Nothing in the Plan will be deemed to give any employee the right to be retained in the service of SPX.

Plan Modification and Amendment

SPX reserves the right to amend or modify the Plan, from time to time, in its sole discretion.  Such amendment or modification may affect benefits on both a retroactive and prospective basis.

Plan Termination

SPX, through the Board or the Committee, reserves the right to terminate the Plan at any time.  Upon termination, the rights of the covered persons to benefits are limited to those benefits due and payable immediately prior to such termination.

Recovery of Overpayment

SPX has the right to recover the amount of any payments exceeding the necessary maximum payment.  Also, such a recovery may be paid by offset against benefits that otherwise would be payable by this Plan.  If SPX makes any payment that, according to the Plan terms, should not have been made, SPX may recover that incorrect payment, whether or not it was SPX’s error, or the error of the person or entity to whom it was made or the error of any other party.

In some situations, another person, insurance policy or plan of benefits may be responsible to pay benefits to you for injury and/or illness.  SPX maintains the right to recover on its own behalf amounts for medical expenses paid when responsibility lies elsewhere, which is called the “right of subrogation.”  In this regard, SPX is subrogated to all of your rights of recovery as against any person and under any insurance policy, or plan of benefits, which would be obligated to pay benefits to you for any injury and/or illness, to the full extent of any payment made under the Plan.

You are not permitted after injury and/or illness to prejudice SPX’s rights and you shall do everything necessary to secure such rights, including, but not limited to, providing SPX with notice of any and all claims you make for such injury and/or illness. Any and all amounts recovered by you (whether by lawsuit, settlement or otherwise), regardless of designation of said recovery, shall be apportioned as follows: SPX shall be reimbursed first to the full extent of its payment under this Plan.  If any balance then remains from such recovery, it shall be applied to reimburse you and any other plan providing benefits to you as the interest may appear.

If SPX incurs attorneys’ fees in order to pursue its subrogation interest, you shall be obligated to reimburse SPX in full from any amount recovered. Under no circumstances shall the Plan be obligated to pay a fee or costs to your attorney.

Time Effective

The effective time with respect to any dates used in the Plan will be 12 a.m. (midnight) as may be legally in effect at the address of the Plan Administrator unless otherwise stated.

Workers’ Compensation Not Affected

This Plan is not in lieu of, and does not affect any requirement for, coverage by Workers’ Compensation insurance.

Administrative Information

Benefits Administration

This section contains information pertaining to your long-term disability plan.  You won’t use this information every day.  But, if you wish to communicate with the administrator or find out where you can get more information, this section will help you.

General Administrative Information

Name of Plan

SPX Corporation Executive Long-Term Disability Plan

Name, Address, and Phone Number of Employer/Plan Sponsor

SPX Corporation

13515 Ballantyne Corporate Place

Charlotte, NC  28277

Phone: (704) 752-4400

Address for First Level Appeal

The designated Claims Administrator is:

GatesMcDonald Disability Unit

MR-08-02

PO Box 182783

Columbus, OH  43218-2783

Name, Address, and Phone Number of Plan Administrator, Fiduciary, and Agent for Service of Legal Process

SPX Corporation

13515 Ballantyne Corporate Place

Charlotte, NC  28277

Phone: (704) 752-4400

Legal process may be served upon the Plan Administrator.

Ending Date of Plan Year

December 31

Procedures for Filing Claims

For detailed information on submitting claims for benefits, refer to the section entitled “Claim Filing Procedure.”

The designated Claims Administrator is:

GatesMcDonald Disability Unit

MR-08-02

PO Box 182783

Columbus, OH  43218-2783

Glossary of Terms

Certain words and terms used will be defined as follows and are shown in italics throughout this Plan.

Active Work

“Active work” means you are performing all of the material duties of your occupation at your usual place of business or another location that your employer’s business requires you to be and you are a citizen or legal resident of the United States – or Canada, but employed in a United States-based unit.  If you are absent from work solely due to a vacation day, holiday, scheduled day off, or approved leave of absence unrelated to a disability, you are considered to be actively working for purposes of participation in this Plan.

Appropriate Care and Treatment

Medical care and treatment that is:  (1) given by a physician whose medical training and clinical specialty are appropriate for treating your disability; (2) consistent in type, frequency and duration of treatment with relevant guidelines of national medical research, health care coverage organizations, and governmental agencies; (3) consistent with a physician’s diagnosis of your disability; and (4) intended to maximize your medical and functional improvement.

Base Pay

For most employees, your base pay is equal to your expected annual pay, exclusive of overtime, bonuses, and shift differential.  However, for employees receiving commissions, base pay is equal to your expected annual pay, including commissions, and is referred to as target pay.  SPX determines target pay before the calendar year begins or at the date of hire or transfer into a commissioned position.

Claims Administrator

The company contracted by SPX that is responsible for processing benefits claims under the Plan terms and other administrative services deemed necessary for the Plan operation, as delegated by SPX.  This is GatesMcDonald.

Covered Person

A person who is eligible for coverage under this Plan upon satisfying the eligibility requirements.

Disability/Disabled

You are considered disabled under this Plan if you are receiving appropriate care and treatment from a physician on a regular basis for a non-work-related illness or accidental injury and complying with the requirements of such treatment:

•                  for the first 24 months from the onset of disability, you are not able to perform your regular occupation at 70% or more of your pre-disability base pay; or

•                  beyond 24 months, you are not able to perform any occupation for which you are reasonably qualified at 60% or more of your pre-disability base pay.

Earnings

Earnings are based on your annual base pay, less $200,000, plus target bonus under the annual executive bonus plan, less $200,000.  For purposes of determining the Benefit Amount, the portion of the target bonus in excess of 100% shall not be considered.

Effective Date

The date this Plan began or the date on which the covered person’s coverage commences, whichever occurs later.

Eligible Family Member

A person who lives with you as part of your household or who is dependent on you for support.

Employer

SPX Corporation, a Delaware Corporation, and each of its majority owned domestic subsidiaries.

Family Care Expenses

Monthly expenses incurred to participate in a rehabilitation services program. These are expenses incurred:

•                  to provide child care for an eligible family member under age 13, or

•                  to provide care for an eligible family member who is not capable of caring for himself or herself.

Indexed Pre-disability Earnings

Pre-disability earnings increased by the lesser of:

•                  any annual change in the Consumer Price Index, or

•                  7%

Local Economy

The geographic area surrounding an employee’s place of residence which offers reasonable employment opportunities.  It is an area within which it would not be unreasonable for a person to travel to secure employment.  If an employee moves from the place of residence during a period of disability, both that former place of residence and the current place of residence will be used to determine local economy.

Occupation

Your occupation is broader than your specific job.  It refers to the activities you regularly perform that serve as your source of income.  It is not limited to your specific position at SPX.  A comparable occupation is one that you are medically able to perform and for which you are qualified based on previous training, education, or experience; it should pay at least 60% of your pre-disability base pay.

Physician

A doctor of medicine (M.D.) or a doctor of osteopathy (D.O.) who is practicing within the scope of his or her license.

Plan

The SPX Corporation Executive Long-Term Disability Plan.

Plan Administrator

The Plan Administrator is SPX and is responsible for the day-to-day functions and management of the Plan.

Pre-existing Condition

An injury, illness, or pregnancy for which an employee, in the three months before coverage by this Plan:

•                  received medical treatment, consultation, care, or services;

•                  took prescription medications or had medications prescribed; or

•                  had symptoms or conditions that would cause a reasonable person to seek diagnosis, care, or treatment.

Rehabilitation Services Program

•                  a return to active work on either a part-time or full-time basis in an attempt to gain employment in an occupation for which you are reasonably qualified, taking into account training, education, experience, and past base pay, as approved by the Claims Administrator; or

•                  participation in vocational training or physical therapy that the Claims Administrator determines appropriate.

Waiting Period

The 26-week period of continuous disability before benefits will be paid by this Plan.